EXHIBIT 99.1

Educational Development Corporation Announces Record Net Revenues and Earnings Estimates for Fiscal 2021

TULSA, Okla., Jan. 25, 2021 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) reports fiscal 2021 net revenue guidance in excess of $200.0 million and fiscal 2021 diluted earnings per share in excess of $1.45 per share.

Per Randall White, Chief Executive Officer, “Recently we provided net revenues guidance for fiscal 2021 of approximately $200.0 million and earnings per share estimates between $1.40 and $1.50 per share. We are pleased to provide updated guidance results as we continue to improve through our fiscal fourth quarter. Having said this, I would like to reconfirm to our shareholders that there are significant variances in our quarterly performance results due to typical seasonality. Consequently, the Company evaluates quarterly and year to date results against the comparable quarters and periods of the prior year. In the nine months ended November 30, 2020, the Company reported earnings before income taxes of $14.2 million (8.7% of Net Revenues) compared to the previous year to date results of $7.0 million (7.6% of Net Revenues), a $7.2 million, or 103%, growth in pretax profits with a significant improvement in pretax profit margins.”

Mr. White continued, “Our fiscal fourth quarter, due to seasonality, is typically our lowest sales and earnings quarter of the year. But now that we have completed our December financials and are close to the end of January, I am pleased to report that our sales estimate for the year ending February 28, 2021 is still in-line with our past guidance, and we expect net revenues to exceed $200.0 million. I am also pleased to provide improved earnings guidance that we are currently on track to earn between $1.45 and $1.50 in diluted earnings per share. These pretax profit estimates reflect over 8.0% in earnings before income taxes; including absorbing approximately $925,000 in non-recurring charges in our third quarter fiscal 2021 results. These pretax profit estimates also reflect significant improvement when compared to 6.9% earnings before income taxes that we reported for year ended February 28, 2020.”

Per Mr. White, “Our revenue growth to $200.0 million represents an increase of approximately $87 million, or 77%, in sales over last fiscal year and our “low end” estimated earnings of $1.45 per share represents approximately 113% growth in earnings. These revised estimates clearly reflect that our earnings growth is outpacing our revenue growth. Furthermore, we expect this trend to continue into fiscal 2022, as the Company realizes several operating efficiencies."

Mr. White concluded, “During our next year, fiscal 2022, we are implementing several initiatives that we expect to have a positive impact on our pre-tax margins. First, we are currently constructing our new line 6 and line 7 pick, pack and ship system. Not only will the addition of these two new lines double our daily shipping capacity, they will also include additional automation that will reduce the labor needed to pick, pack and ship orders on these lines. This additional shipping capacity will also allow us to focus more staff on our day shift which has higher production volumes and lower costs than our night shift. The efficiencies from these two new production lines, along with the other changes recently made, are expected to have a positive impact on our overall pre-tax margins in the next fiscal year.”

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children. EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books. EDC’s current catalog contains over 2,000 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, book fairs with school and public libraries as well as sales over the internet.

Contact:
        Educational Development Corporation
        Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2020, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2020 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.